SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2001

ILLINI CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	0-13343	37-1135429
(State of other jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification No.)

3200 W. Iles Avenue, Springfield, Illinois  62707

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (217) 787-5111

Not Applicable

(Former name or former address, if changed since last report)

Item 5.  Other Events.

Illini Corporation (the “Corporation”) has executed a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among the Corporation, Effingham Merger Corporation (“Merger Corporation”) and Illinois Community Bancorp, Inc (“ICBI”).  The Merger Corporation is a wholly owned subsidiary of the Corporation; ICBI wholly owns Illinois Community Bank (the “Bank”).  Pursuant to the Merger Agreement and in accordance with its terms, Illini Corporation will acquire control of ICBI and the Bank by merger of the Merger Corporation with and into ICBI (the “Transaction”), with ICBI being the survivor.

Under the terms of the Merger Agreement, ICBI’s shareholders will receive .2126 share of common stock of the Corporation (“Corporation Stock”) in exchange for each share of ICBI common stock (“ICBI Stock”) owned by such shareholder, except that shareholders who would receive fractional shares of Corporation Stock will receive cash in an amount equal to the product of Thirty-Five Dollars $35.00 multiplied by such fraction.  In the event that certain loans contingencies are resolved prior to closing, the exchange ratio may be increased to up to .2472 share of Corporation Stock in exchange for each share of ICBI Stock.

The closing of the Transaction is subject to customary closing conditions, regulatory approvals and shareholder approvals.

Item 7.  Financial Statements and Exhibits

(c)           The following exhibit is filed as part of this current report on Form 8-K:

Exhibit Number	Description

99	Press release dated November 28, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILLINI CORPORATION

By:	/s/Burnard K. McHone
Burnard K. McHone, President

Date:	December 14, 2001